                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. _______)

Filed by the Registrant [ X ] Filed by a Party other than the Registrant [ ]

CHECK THE APPROPRIATE BOX:
[   ]    Preliminary Proxy Statement

[   ]    Confidential - For Use of the Commission
         Only (as permitted by Rule 14a-6(e)(2)

[ X ]    Definitive Proxy Statement

[   ]    Definitive Additional Materials

[   ]    Soliciting Material Pursuant to
         Rule 14a-11(c) or Rule 14a-12

                      FAMILY STEAK HOUSES OF FLORIDA, INC.
                (Name of Registrant as Specified in its Charter)

                      FAMILY STEAK HOUSES OF FLORIDA, INC.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[ X  ] No fee required.

[    ] Fee computed on table below per Exchange Act Rules 14-6(i)(1) and 0-11.

          (1)  Title of each class of securities to which transaction applies:


          (2)  Aggregate number of securities to which transaction applies:


          (3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


          (4)  Proposed maximum aggregate value of transaction:


          (5)  Total fee paid:

[    ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
          (1)  Amount Previously Paid:

          (2)  Form, Schedule or Registration Statement No.:

          (3)  Filing Party:

          (4)  Date Filed:

              [LETTERHEAD OF FAMILY STEAK HOUSES OF FLORIDA, INC.]


DEAR SHAREHOLDERS:

     Over the last few weeks you have received a number of different materials regarding Family Steak Houses of Florida, Inc. (the "Company"). I would like to take a moment of your time to review those items and summarize for you the position of your Board of Directors.

     First, you received the offer by Bisco Industries, Inc. ("Bisco"), to buy up to 2,600,000 shares of the Company's stock at $.90 per share (the "Offer"), subject to a variety of conditions. You will recall that the Offer did not pay to you any "control premium." In fact, the Offer included a mere $.02 per share premium over the closing price of our stock the day before the Offer. This is in spite of the fact that the Offer, if successful, would give Bisco and its president, Glen F. Ceiley, 30% of the outstanding shares of the Company's common stock and effective control over your Company.

     Then, you received the Board's recommendation to reject the Offer. The reasons for the Board's recommendation were discussed at length in the Company's
Schedule 14D-9. Basically, the Board doesn't believe Bisco's Offer adequately reflects the value of the Company's stock. We didn't believe it a month ago, and we don't believe it now. That's why we made the recommendation that you reject the Offer.

     Next, you received a lengthy Consent Solicitation Statement from Bisco ("Bisco Solicitation") asking for your consent to a number of proposals which would amend the Company's Bylaws (the "Bisco Proposals"). As Bisco admits in the Bisco Solicitation, the main reason it is seeking your consent for the Bisco Proposals is so that it can consummate the Offer. BISCO DOES NOT WANT TO CHANGE THE COMPANY'S BYLAWS TO BENEFIT YOU - THE BISCO PROPOSALS ARE STRICTLY FOR ITS OWN BENEFIT.

     After careful consideration, your Board recommends that you reject the Bisco Proposals, just as you rejected their Offer. In their communications with you, they claim that they are seeking to maximize shareholder value. However, your Board does not believe Ceiley has the qualifications or experience to do so. Rather, your Board believes that Ceiley and Bisco seek nothing short of control of your Company for their own benefit.

                  IS BISCO REALLY ACTING IN YOUR BEST INTEREST?

     Bisco and Ceiley say they are only seeking to maximize shareholder value. Are they? Before you decide whether to turn over control of your Company to Ceiley, let's examine his credentials:

-    Ceiley has no experience in the restaurant business.

- Ceiley has no experience running a publicly held corporation that has to answer to and protect the interests of all shareholders.

- Ceiley has not offered any business plan on how he intends to maximize shareholder value.

- Ceiley has not demonstrated the ability to maximize shareholder value at any other company.

- Ceiley has failed in two prior attempts at hostile takeovers of public companies.

     Do these sound like the credentials of someone you would like to lead your Company? How is Ceiley going to maximize shareholder value? What does he know about your Company and its business? Your Company is back on the path to profitability and growth. Your Board does not believe that Ceiley can do a better job running the Company than current management.

               WHAT IS THE REAL REASON CEILEY WANTS YOUR COMPANY?

     Your Board asked Ceiley this question. We did not get a satisfactory answer. Ceiley says he just wants a good return on his investment. Is that true? While we are pleased to say that we believe the Company's stock is an attractive investment, we don't believe Ceiley's motivation is a good return. Does it strike you as more than a little suspicious that a small business owner from Los Angeles, California would want to make a $3 million investment in a restaurant company in Florida, a business he admits he knows nothing about? Ceiley's business is electronics and fasteners. He is a wholesale distributor. He is a continent away from this Company and its operations. Why does he want control over your Company?

     Ceiley says that the Company is right when we point out that he knows nothing about the Company's business. He says "What's the point?" Ceiley has also said that he may seek to maximize shareholder value by disposing of restaurants. Why would he sell off the Company's only business? Why would his lack of knowledge about the Company's business be irrelevant? Perhaps the answer to both these questions is that he has no intention of continuing to operate the Company's business. Maybe Ceiley just wants to control a publicly-traded company. If Ceiley is allowed to gain control of your Company, he would be free to access the capital markets for the financing of other ventures. He says this is not what he has planned. But when the Board asked him to commit to such a restriction in a contract, he would only limit himself for 15 months.
Thereafter, he would be free to obtain total control of your Board and your Company and do as he pleased. IF YOU AGREE TO THE BISCO PROPOSALS NOW, YOU WILL BE UNABLE TO STOP HIM IN THE FUTURE. IT WILL BE TOO LATE.

                          WHAT ARE THE BISCO PROPOSALS?

     The Bisco Proposals are essential elements in Ceiley's scheme to take over your Company. Because your Board had the foresight to recognize that your Company was vulnerable to the abusive and coercive takeover tactics of corporate raiders like Ceiley, they adopted a number of provisions that benefit and protect all shareholders. Before Ceiley can pull off his "COUP", he has to attack these protections and persuade you to remove them. In the Bisco Solicitation, he asks for your consent to: 1) eliminate the Shareholder Rights Agreement, 2) opt out of the Florida Control Share Act, 3) revoke all bylaws adopted by your Board since 1985, and 4) require that no bylaw be adopted in the future without the approval of a majority of all outstanding shares. Please take a moment to read the following and understand the impact of what Ceiley and Bisco are asking you to do.

THE SHAREHOLDER RIGHTS AGREEMENT

     As many of you know, a shareholder rights plan is designed to protect ALL shareholders from the abusive takeover tactics employed by corporate raiders who launch tender offers that don't offer shareholders a significant premium and don't offer to purchase all shares. Sound familiar? This is exactly the type of offer that Ceiley has made. And it is precisely the reason your Board adopted the Rights Agreement for your Company. Under the Rights Agreement, upon the occurrence of certain events, you will be entitled to receive at little or no cost additional shares of stock in the Company which will increase your percentage of ownership in the Company relative to Ceiley and Bisco. Simultaneously, the Rights Agreement would be extremely dilutive to Ceiley and Bisco. The effect of the Rights Agreement is to compel persons intent on a takeover of the Company to negotiate with your Board so that the Board can obtain the best terms for ALL shareholders, consistent with its fiduciary duty.

     Ceiley's offer has now been open for more than a month. HOLDERS OF SEVENTY-FIVE PERCENT OF THE SHARES HAVE SAID NO TO CEILEY AND BISCO BY REFUSING TO TENDER YOUR SHARES. Apparently, your Board is not alone in its opinion that the Offer from Ceiley and Bisco does not represent a fair value for all shareholders. However, if you consent to the Bisco Proposals and permit Ceiley to take away your rights under the Rights Agreement, you will enable him to take control of your Company without having to worry about what is in the best interest of anyone other than himself.

THE FLORIDA CONTROL SHARE ACT

     The Bisco Proposals also seek to have your Company opt out of the Florida Control Share Act. This is an additional protection your Company enjoys from corporate raiders and takeover artists. The State of Florida and many other states have adopted control share statutes which protect companies from shareholders who accumulate enough shares to control the company without paying a premium for that control. The Company did not apply for this protection - it is afforded to all public companies in Florida.

     Ceiley wants to make sure that once he acquires enough stock to control your Company he has the power to vote those shares. Therefore, he is asking you and all shareholders of the Company to remove this Florida law which protects you from the takeover tactics he is using! If this sounds crazy, that's because it is. Ceiley wants you to help him gain control over your Company and then he says "TRUST ME, I'll treat you all equally when I have control." On what basis should you trust Ceiley? His willingness to pay a 2 cent premium for only 23% of the shares?

REVOCATION OF ALL BYLAWS ADOPTED SINCE 1985

     This is another attempt by Ceiley and Bisco to eliminate all the protections that your Company has put into place in the last 12 years so that your Board might have the ability to negotiate the best terms for all shareholders in the event of a merger or acquisition. Eliminating these Bylaws severely weakens the ability of your Board in negotiations and strengthens the position of the bidder. Why would Ceiley and Bisco want to force your Board to negotiate from a position of weakness? Because their position would be strengthened.

REQUIRE THAT ALL BYLAWS BE APPROVED BY SHAREHOLDERS

     Can you imagine being required to vote on every Bylaw adopted by your Board? This is ludicrous! It would "handcuff" your Board and prevent us from being able to react quickly to a rapidly changing business environment. Your Board members are fiduciaries required by law to act in the best interest of all shareholders. It is most certainly not in your best interest to prohibit or delay the Board from making critical decisions on your behalf. On the other hand, it is clearly in the best interest of Ceiley and Bisco to do so.

             BISCO AND CEILEY ARE NOT ACTING IN YOUR BEST INTEREST.

     If all Ceiley really wants is a good return on his investment, then why does he need to make all these changes? He can enjoy the return on his investment and not require the Company to opt out of the Florida Control Share Act. The Board indicated a willingness to exempt him from the provisions of the Rights Agreement if he would commit to a long-term standstill agreement. That would have allowed him to enjoy a good return on his investment, but he was unwilling to accept such an agreement. Changes in the Bylaws are not required to allow him to enjoy a good return on his investment. SO, CONTRARY TO WHAT CEILEY AND BISCO ARE SAYING, IT DOES NOT APPEAR THAT A GOOD RETURN ON THEIR INVESTMENT IS THEIR ONLY MOTIVATION HERE.

     We now find ourselves back where we started: what is the real reason Ceiley and Bisco want control of your Company? We don't know. He won't give us a straight answer and he hasn't given you a straight answer. Until he does, your Board believes that our fiduciary duty to act in the best interest of ALL shareholders requires us to oppose his takeover attempts.


    IF YOU ARE AS SUSPICIOUS OF BISCO'S MOTIVES AS YOUR BOARD IS, WE URGE YOU TO REJECT HIS OFFER AND THE BISCO SOLICITATION.

     For many of the same reasons that the Board recommended rejecting the Offer, the Board recommends that the Company's shareholders reject the Bisco Proposals. The enclosed Consent Revocation Statement explains in more detail the reasons for the Board's recommendation against the Bisco Proposals. Please give the Consent Revocation Statement your careful attention.

     Regardless of how many shares you own, your support is critical. If you have already tendered your shares or signed Bisco's consent form and would like to revoke your consent and/or withdraw your shares, please follow the instructions below.

                             SEND A MESSAGE TO BISCO

- Do not return the GOLD consent card sent to you by Bisco, even to vote against their proposal. If you have already done so, please mark the REVOCATION box on the enclosed WHITE revocation of consent card, sign and date the form and return it in the postage-paid envelope provided.

- Do not tender your shares to Bisco. If you have already done so, you can have your shares returned to you by completing the YELLOW Notice of Withdrawal previously mailed to you.

- If you have already provided your consent to Bisco, you can revoke it by signing, dating and mailing the enclosed WHITE revocation of consent card in the enclosed envelope. If your shares are held through a bank or broker, please contact your representative at that firm and request the representative to execute the WHITE revocation of consent card on your behalf.

If you require any assistance,  please call Corporate Investor Communications at
(800) 932-8498.



     Thank you for taking the time to read this letter and the enclosed Consent Revocation Statement. We will keep you advised of further developments.



                                   Very truly yours,



                               /s/ Lewis E. Christman, Jr.
                                   President and Chief Executive Officer

                      FAMILY STEAK HOUSES OF FLORIDA, INC.
                             2113 FLORIDA BOULEVARD
                          NEPTUNE BEACH, FLORIDA 32233
                                 (904) 249-4197



                         STATEMENT BY BOARD OF DIRECTORS
                                  IN OPPOSITION
                            TO BISCO INDUSTRIES, INC.

                                   MAY 1, 1997


     This Consent Revocation Statement (this "Statement") is furnished by the Board of Directors (the "Board") of Family Steak Houses of Florida, Inc., a Florida corporation (the "Company"), to the holders of outstanding shares of the Company's common stock, par value $.01 per share (the "Shares"), in connection with the Board's opposition to the solicitation (the "Bisco Solicitation") by Bisco Industries, Inc. ("Bisco") of written shareholder consents to do the following:

(1) repeal the Amended and Restated Bylaws recently adopted by the Board and any other bylaws or amendments to bylaws adopted without shareholder approval subsequent to November 27, 1985, and prior to the effectiveness of any actions taken through the Bisco Solicitation (the "Bylaws Repeal Proposal"). If the Bylaws Repeal Proposal is approved, the Bylaws adopted by the Board on November 27, 1985, will become the Company's Bylaws, subject to the amendments proposed by Bisco;

(2) amend the Company's Bylaws to provide that Section 607.0902 of the Florida Business Corporation Act (the "Control Share Act") shall not apply to control share acquisitions of shares of the Company (the "Control Share Proposal");

(3) amend the Company's Bylaws to require the Company to redeem the rights agreement dated March 18, 1997, between the Company and ChaseMellon Shareholder Services, Inc. (the "Rights Agreement"), and require prior shareholder approval for adoption of any similar anti-takeover measure in the future (the "Rights Revocation Proposal"); and

(4) amend the Company's Bylaws to provide that the Bylaws shall not be subject to amendment or repeal by the Board (the "Bylaw Restriction Proposal").

     YOUR BOARD UNANIMOUSLY OPPOSES EACH OF THESE PROPOSALS AND RECOMMENDS THAT YOU DO NOT CONSENT TO ANY OF THEM AND REVOKE ANY CONSENT PREVIOUSLY GIVEN TO BISCO.

     This Statement and the enclosed WHITE Revocation of Consent Card are first being mailed to shareholders on or about May 1, 1997.

     IF YOU PREVIOUSLY SIGNED AND RETURNED THE GOLD CONSENT CARD SENT TO YOU BY BISCO, YOU HAVE EVERY RIGHT TO CHANGE YOUR MIND. THE BOARD URGES YOU TO SIGN, DATE AND MAIL THE ENCLOSED WHITE REVOCATION OF CONSENT CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR REVOCATION OF CONSENT IS IMPORTANT. PLEASE ACT TODAY!

     IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, WE URGE YOU TO CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO EXECUTE A WHITE REVOCATION OF CONSENT CARD ON YOUR BEHALF. YOU SHOULD ALSO SIGN, DATE AND MAIL YOUR WHITE REVOCATION OF CONSENT CARD WHEN YOU RECEIVE IT IN THE MAIL. PLEASE DO SO IMMEDIATELY!

     If you have any questions about giving your revocation of consent or require assistance, please contact our agent:


                 CORPORATE INVESTOR COMMUNICATIONS, INC. ("CIC")
                                111 COMMERCE ROAD
                        CARLSTADT, NEW JERSEY 07072-2586
                          CALL TOLL FREE (800) 932-8498
                           CALL COLLECT (201) 876-1900

BACKGROUND AND REASON FOR THE COMPANY'S POSITION

On December 30, 1996, the Company received a copy of a Schedule 13D filed by Bisco, the Bisco Industries Profit Sharing and Savings Plan (the "Bisco Plan") and Glen F. Ceiley, president of Bisco. According to the Schedule 13D, Bisco and its affiliates had acquired over 5.0% of the Company's common stock. At the same time, Ceiley submitted a shareholder proposal to be included in the Company's annual meeting proxy, seeking to have the Company opt out of the Control Share Act. After receiving these notices, Lewis E. Christman, Jr., the President and Chief Executive Officer of the Company, suggested to the Company's Board of Directors that he believed a meeting with Ceiley would be in order. The Board concurred and met with Ceiley on February 11, 1997.

At the February 11, 1997 meeting, members of the Board inquired of Ceiley as to the reasons for his substantial investment in the Company. Ceiley insisted that he supported the Board, did not wish to seek an active role in the management of the Company's affairs, and simply wanted to obtain a good return on his investment. Ceiley reiterated his request that the Company opt out of the Control Share Act, but the Board indicated to him that it did not intend to do so.

Having failed to persuade the Board to voluntarily opt out of the Control Share Act, on March 6, 1997, Bisco commenced a $.90 per share tender offer for 2,600,000 shares of the Company's common stock (the "Offer"), subject to, among other things, Bisco being satisfied, in its reasonable discretion, that the Control Share Act will not apply to the Offer.

After carefully considering the terms and conditions of the Offer and other matters it deemed relevant, at a meeting on March 18, 1997, the Board of Directors of the Company unanimously determined that the Offer was inadequate and decided to recommend that the shareholders reject the Offer. The Board based its decision on a number of factors which are discussed at length in the Company's Schedule 14D-9 previously mailed to you. Among the most significant factors, however, were the following:

1. the Company's current business, assets, financial condition and future prospects, including the recent refinancing of its long-term debt, recent new restaurant opening and its renewed momentum for growth;

2. the slight 2 cent premium provided by the Offer over the market price of the Shares on the day before Bisco commenced its Offer;

3. the lack of information provided by Bisco with respect to its strategies for the Company;

4. the lack of depth in Bisco's management team, its lack of experience and expertise in the franchised restaurant industry and its apparently limited financial resources;

5. the range of values for the Company revealed in a valuation study prepared by a nationally-recognized investment banking firm;

6. the opinion of most shareholders who had contacted the Company that the price of the Offer was too low and their stated intent not to tender their Shares in response to the Offer; and

7. the Board's concern that since Bisco is only offering to buy 23.8% of the Shares, if the offer is consummated, holders who tender their Shares will most likely have a portion of their Shares returned to them and will be shareholders in a company controlled by a person with no expertise in the restaurant industry, limited financial resources and no experience managing a publicly-traded corporation.


After filing its response to the Offer, the Company called Ceiley and Bisco to see if there was some basis on which the Company could accommodate Ceiley's goals while still protecting all shareholders of the Company. After numerous conversations, it became apparent that such a compromise could not be reached. Your Board, acting in accordance with its fiduciary duty, insisted on certain measures designed to protect the Company's shareholders from a takeover by Ceiley. While he insisted that he was not interested in a takeover of the Company, Ceiley refused to agree to the Company's reasonable requests that would prohibit him from doing so without first coming to the Board and negotiating a transaction that would be in the best interest of all shareholders. Now, Ceiley, in the Bisco Solicitation has launched an attack on your Company and hurled unfounded accusations at your Board. WE THINK YOU ARE ENTITLED TO HEAR OUR SIDE OF THE STORY. PLEASE REVIEW THE NEXT FEW PAGES BEFORE MAKING YOUR DECISION ON WHETHER TO SUPPORT CEILEY'S TAKEOVER ATTEMPT.


CEILEY AND BISCO ARE FORCING THE COMPANY TO SPEND YOUR COMPANY'S MONEY IN RESPONDING TO THEIR ILL-FOUNDED TAKEOVER ATTEMPT.

Without a trace of irony, Bisco suggests that the Company is squandering its resources in an unjustified response to his takeover offer. However, as several shareholders have accurately pointed out in recent telephone calls to the Company, it is in fact Bisco and Ceiley who have prompted the expenditure of Company funds in response to his takeover attempt and the Bisco Solicitation. Responding to those filings is expensive, but your Board is doing nothing more than what it is required by law to do: acting in accordance with its fiduciary duty and in a manner consistent with the best interests of all shareholders. If it were not for Ceiley and Bisco launching the Offer and the Bisco Solicitation, then the Company would be employing its resources and focusing its attention on more productive areas, including building new restaurants and remodeling older restaurants.


THE BOARD HAS REPEATEDLY TRIED TO NEGOTIATE WITH BISCO AND CEILEY.

Contrary to Ceiley's assertions that your Board has failed to negotiate in good faith, your Board has bent over backwards to accommodate Ceiley's stated goals. It was your Board that sought out Ceiley after learning he had acquired a 5% stake in the Company and invited him to meet with them - a fact Ceiley neglects to point out in the Bisco Solicitation. Clearly, your Board is concerned about shareholders. We believe it is prudent to meet with anyone who acquires such a significant stake in our Company. Then, after Ceiley filed his tender offer, it was your Board who first called him to establish a dialogue in an effort to minimize the costs associated with responding to tender offers and consent solicitations. On neither occasion did Ceiley initiate contact with the Board.

Another fact which Ceiley fails to note is that it was your Board that made the first offer to accommodate Ceiley's stated goal of "obtaining a good return on his investment." Those initial terms offered by the Board included a request that Ceiley agree to a long-term standstill so that the Board could be assured that Ceiley is not engaged in an ATTEMPT TO TAKE CONTROL OF THE COMPANY. Ceiley initially refused to any such limitations, but later agreed to a fifteen month standstill. Even then, however, Ceiley continued to insist that the Company exempt him from the application of the Control Share Act, redeem the Rights Agreement and agree not to adopt any defensive measures in the future. Your Board was, and is, unwilling to accept these conditions because we believe they reveal his true intentions to assume control of the Company, either now or in the near future.


ARE YOUR BOARD'S SUSPICIONS UNWARRANTED?

Ceiley suggests that your Board's concerns regarding a takeover of your Company are unwarranted. He states in his communications to you that Bisco has "no PRESENT INTENTION to seek to acquire the entire equity interest in the Company or to consummate a merger or other business combination transaction between the Company and Bisco or any of its affiliates." (Emphasis added).

Why does the Board believe that Ceiley may be interested in a takeover of the Company? BECAUSE CEILEY HAS A HISTORY OF HOSTILE TAKEOVER ATTEMPTS. In 1990, Ceiley made an unsolicited offer to buy shares of Bell Industries, Inc., a large distributor of electronics components. The offer was contingent on Ceiley getting financing for the offer. Press reports at the time indicate that Bell Industries did not regard Ceiley's offer as credible and rejected it. Mr. Bruce Jaffe, the Executive Vice President of Bell Industries at that time, is quoted in press reports as saying of Ceiley's offer, "We don't consider it a serious offer. It would be like our Chairman calling up Roger Smith and offering to buy General Motors." It appears that the shareholders of Bell Industries never received any payment for their shares from Ceiley pursuant to this offer.

Similarly, in 1991, Ceiley initiated an unsolicited offer to acquire RB&W Corporation, an Ohio-based manufacturer and distributor of fasteners. RB&W rejected the offer citing Ceiley's failure to identify the source and viability of his financing. In November 1991, Ceiley revised his offer, which was again rejected by RB&W. Ceiley then submitted a proposal to the shareholders of RB&W recommending that RB&W's board of directors immediately seek offers to sell the company. Ceiley's proposal was included in RB&W's proxy statement for the 1992 annual meeting of shareholders where it was overwhelmingly rejected.

In both of these situations, Ceiley's offer resulted in SIGNIFICANT COSTS to these companies and the diversion of management's attention, with no benefit to their shareholders. Your Board likewise believes that the Bisco Offer and the Bisco Proposals waste the Company's time and money without offering any benefit to you, our shareholders. WE URGE YOU TO PROMPTLY REJECT THE BISCO OFFER AND THE BISCO PROPOSALS BY REFUSING TO TENDER YOUR SHARES AND BY WITHHOLDING YOUR CONSENT OR REVOKING ANY CONSENT PREVIOUSLY GIVEN.

WHAT IS CEILEY REALLY INTERESTED IN?

What possible explanation can there be for a small business owner from Los Angeles, California seeking to acquire control of a franchised restaurant company in Florida? Ceiley admits he knows nothing about our Company's business. Is he simply seeking a good return on his investment?

Despite what he says, it appears that Ceiley is looking for something more than just a good return on his investment. As Ceiley admits in the Bisco Solicitation, the Board agreed to allow Ceiley to acquire up to 20% of the Company's common stock and exempt him from the provisions of the Rights Agreement. The only conditions imposed by your Board were contractual restrictions that would have limited Ceiley's ability to consummate a takeover of the Company and provided the Company with the continued protection of the Control Share Act. These conditions would not have precluded Ceiley from enjoying the return on his investment. However, as Ceiley admits in the Bisco Solicitation, he was unwilling to accept the Company's conditions unless they expired after 15 months.

     - Repeal of the Bylaws isn't required for Ceiley to enjoy a good return on his investment.

     - Opting out of the Control Share Act isn't required for Ceiley to enjoy a good return on his investment.

     - A prohibition on future amendments to the Bylaws isn't required for Ceiley to enjoy a good return on his investment.

Obviously, there is some ULTERIOR MOTIVE to Ceiley's acquisition of shares which Ceiley is unwilling to share with you or your Board. We believe it is nothing less than a desire to assume control of the Company in the immediate or near future.


WHY IS THE BOARD CONCERNED ABOUT BISCO'S OFFER AND PROPOSALS?

Ceiley suggests that the Board's defensive posture with respect to his takeover attempt is an unjustified, "knee-jerk" reaction. Why is your Board so concerned about Ceiley acquiring a 30% stake in your Company? The answer is quite simple - the fiduciary duty imposed on your Board by Florida law requires that we act in the best interest of ALL shareholders. We cannot disregard the fact that, if Ceiley acquires 30% of the Company's common stock, he would exercise effective control over the Company. THEREFORE, WE NEED TO EVALUATE WHETHER HIS ACTIONS WILL BENEFIT THE 70% OF SHAREHOLDERS WHO WILL REMAIN IF HIS OFFER IS SUCCESSFUL. We believe our concern is justified for the reasons set forth in this Statement and in our Schedule 14D-9. Many of you have called the Company in recent days to express your support for management and to ask how you can help oppose Ceiley's tender offer. It also appears that the vast majority of our shareholders agree with the Board's opinion regarding the Offer - SHAREHOLDERS OWNING MORE THAN 75% OF THE OUTSTANDING SHARES HAVE SAID "NO" TO CEILEY AND HAVE DECLINED TO TENDER THEIR SHARES. It is the interest of those shareholders that your Board has a duty to protect.

HOW COULD CEILEY POSSIBLY MAXIMIZE SHAREHOLDER VALUE?

Ceiley says he will work to maximize shareholder value. YET, HE ADMITS HE KNOWS NOTHING ABOUT OUR COMPANY'S BUSINESS. How can someone so lacking in knowledge regarding our Company's business possibly maximize shareholder value? Your
Company's management has over 100 years combined experience in the food business. If Ceiley thinks the way to maximize our shareholders' value is to sell restaurant properties, does he think he can sell property located in Florida better from his base in California? Isn't it obvious that the Company's management has greater experience, greater expertise, better contacts and deeper knowledge of our Company, the Florida market and the restaurant industry?


YOUR COMPANY IS MAXIMIZING SHAREHOLDER VALUE.

In fact, the management team here has been working hard the last 2-3 years in turning around the Company. You will recall that following the new management team's first full year of operations in 1995, the Company enjoyed $1.3 million in net earnings, a dramatic turnaround from the $1.7 million in net losses the prior year. This profitable trend continued in 1996 with $267,000 in net earnings. Moreover, the Company has now returned to a growth posture: we opened a new restaurant in Brooksville, Florida in January and we will open another new restaurant in Deland, Florida this summer. The Company has also refinanced its long-term debt on the most favorable basis ever enjoyed by the Company. Moreover, the Company has in place a loan facility to finance the construction of additional new restaurants.

Finally, your Company is constantly seeking to maximize shareholder value by evaluating strategic opportunities. The Company is presently in preliminary discussions regarding a transaction that, if consummated, would permit the Company to diversify its business lines and simultaneously may provide access to additional capital for the construction of new restaurants which could increase earnings.


WHY HASN'T BISCO INCREASED ITS OFFER PRICE?

In the Bisco Solicitation, Ceiley accuses the Board of failing to act in the best interest of the shareholders by failing to seek a higher offer price. Bisco's argument is misplaced. BISCO, not the Company, filed the Offer. Bisco and Ceiley had every opportunity over the course of the last month to increase the Offer price. Had they increased the Offer price, the Board would have been required to reevaluate the Offer. The fact that Bisco chose not to increase its Offer price cannot now be transformed into some failure on the part of your Board. If they were serious about the Offer, they should have increased the price. It would have been easy enough to do - they have filed two other amendments extending the expiration date for the Offer.

So why hasn't Bisco increased the Offer price? Maybe they don't have the money. They have not revealed the source of their financing. Bisco points out in the Bisco Solicitation that its Offer price is within the range of values for the Company established by the investment banking firm retained by the Board. While it is true that the Offer price is within the valuation range, the Offer price is not in the top 25% of that valuation range.

Based on this background and the information provided below, the Board believes you will agree that the Bisco Offer and the Bisco Proposals are not in your best interest.


                  BISCO PROPOSAL 1: THE BYLAWS REPEAL PROPOSAL

     According to the Bisco Solicitation, the Bylaws Repeal Proposal proposes the adoption of the following resolution:

     "RESOLVED, that the Amended and Restated Bylaws recently adopted by the Board of Directors, and each other provision of the bylaws or amendments to bylaws adopted by the Board of Directors without shareholder approval subsequent to November 27, 1985 and prior to the effectiveness of the actions proposed in the Consent Solicitation Statement of Bisco Industries, Inc. dated April 29, 1997, be and they hereby are, repealed effective at the time this resolution is approved by the holders of a majority of the outstanding Common Stock. It is the intention of this resolution that the bylaws adopted by the Board of Directors on November 27, 1985 shall become the bylaws of the corporation, subject to any amendments approved by the shareholders."

     To be adopted, the Bylaws Repeal Proposal requires the approval of the holders on the Record Date (as defined under "The Consent Procedure") of a majority of the outstanding Shares. See "The Consent Procedure".

     THE BOARD RECOMMENDS THAT YOU REVOKE ANY CONSENT TO THE BYLAWS REPEAL PROPOSAL BY SIGNING, DATING AND RETURNING THE ACCOMPANYING WHITE REVOCATION OF CONSENT CARD TODAY.

RECOMMENDATION OF THE BOARD

     The Bylaws Repeal Proposal seeks to repeal the Amended and Restated Bylaws of the Company, adopted by the Board on March 18, 1997 (the "New Bylaws"). The Bisco Solicitation describes the New Bylaws as part of a "knee jerk response" to the Bisco Offer. In fact, the Board's initiated a review of its Bylaws in 1995, more than a year prior to the Bisco tender offer. This review continued throughout 1996. The Board had observed the relatively common use of certain coercive takeover tactics in recent years, including the accumulation of substantial common stock positions as a prelude to a threatened takeover or corporate restructuring, proxy fights and partial tender offers and the related use of "two-tiered" pricing. The Board believes that the use of these tactics can place undue pressure on a corporation's board of directors and shareholders to act hastily and on incomplete information, and therefore can be highly disruptive to a corporation as well as result in unfair differences in the treatment of shareholders.


THE NEW BYLAWS PROVIDE VALUABLE PROTECTION TO YOU AND YOUR COMPANY

         Presently, a high proportion of publicly-traded companies have adopted defensive measures similar to those incorporated into the New Bylaws to reduce the threat of a hostile takeover. Since the Bylaws of the Company had not been amended since their adoption in 1985, the Board decided to review its Articles of Incorporation, as amended (the "Articles"), and Bylaws to make sure the Company's corporate governance practices were up to date and structured in a manner to protect against the threats described above. On that basis, the Board determined to adopt the New Bylaws, the purpose of which, separate from the Bisco tender offer, is to provide a greater likelihood that the Company will remain independent or, in the alternative, that the Board will have flexibility and strength in negotiating with an unsolicited bidder. In addition, the New Bylaws are consistent with the modern corporate governance practices of public companies. However, the Bisco Solicitation proposes to throw out the entire New Bylaws, regardless of their benefits and protection. As described below, the Board believes that the New Bylaws are in the best interest of the Company and its shareholders and should not be repealed.

     The New Bylaws classify the Board into three classes as nearly equal in size as possible (the "Classified Board Provision"). The Classified Board Provision was adopted subject to shareholder approval. As discussed below, the Board intends to recommend that the shareholders approve at the 1997 Annual Meeting of Shareholders an amendment to the Company's Articles to classify the Board, permit removal of directors only for cause and require approval of 80% of current directors to fill a vacancy in the Board. The Classified Board Provision will not be effective without shareholder approval.

     If the shareholders approve the proposed amendment to the Articles, the Board will be divided into three classes. Initially Class I directors will serve for a term expiring at the first annual meeting after their election, Class II directors will serve for a term expiring at the second annual meeting after their election, and the Class III directors will serve a term expiring at the third annual meeting after their election. After each such initial term, each class of directors will serve a three year term. Accordingly, only one class of directors will be elected at each annual meeting. Historically, the Company has elected the entire board each year.

     The Bisco Solicitation states that the Classified Board Provision "reduce[s] shareholder value over the long run by entrenching management and by reducing the probability that someone, like Bisco, will make a bid for Shares at a price above market value." See "Potential Anti-takeover Effect of Board Action". HOWEVER, THE BOARD BELIEVES THAT THE CLASSIFIED BOARD STRUCTURE WILL PROVIDE BOTH CONTINUITY AND STABILITY TO THE COMPANY, IMPROVE ACCOUNTABILITY TO SHAREHOLDERS AND ENCOURAGE TRANSACTIONS THAT ARE FAIR TO ALL SHAREHOLDERS.

     The Board plays an important role in strategic planning and corporate policy-making. A director's ability to make meaningful contributions in these areas depends in large part on his familiarity with the Company's business. Directors who serve three year terms rather one year terms are likely to be more familiar with and better informed regarding the Company. The classified Board structure is intended to prevent disruptive changes in the composition of the Board by preventing the election of an entire new Board in a single year. Preventing such a rapid change in control serves to enhance business strategy and shareholder value because a majority of the directors will have prior experience in the management of the Company's business. Accordingly, the classified Board structure lends stability and helps the Board to make insightful and well-informed decisions.

     In addition, the Board believes that the classified Board serves as an obstacle to sudden and disruptive attempts to obtain control of the Company. As noted above, the Board did not develop the concept of the classified Board in response to the Bisco Offer; only the timing of the formal adoption of the New Bylaws was related to the Bisco Offer. Instead, the exact language of the Classified Board Provision was drafted and reviewed by the Company long before the Bisco Offer for the purpose of protecting the Company and its shareholders from an insurgent shareholder's attempt to gain control or to achieve some other personal gain. Regardless of its chances for success, such an attempt can seriously disrupt the conduct of the Company's business and waste time, money and other resources of the Company in the process.

     In response to that concern, since a minimum of two successive annual meetings are required to elect a majority of the Board, the classified Board structure prevents an insurgent from gaining rapid control of the Board. Therefore, in spite of Bisco's allegations that the classified Board reduces shareholder value, the classified Board encourages a person seeking to gain control of the Company to do so through arm's length negotiations with management and the Board, who are in an informed position to, and are duty bound to, negotiate a transaction that is fair to all shareholders.

     The New Bylaws institute additional changes to the previously existing bylaws of the Company. Certain of the changes are designed to complement the Classified Board Provision while maintaining accountability to shareholders. For example, the New Bylaws provide that vacancies on the Board may only be filled by the vote of 80% of the directors then in office (the "Vacancy Provision"). This provision prevents an insurgent shareholder from circumventing the protections of the classified board, for example, by preventing such shareholder from voting to increase the size of the Board, filling such vacancies with his own representatives, and thereby potentially gaining rapid majority representation on the Board. The Vacancy Provision instead enables experienced directors to fill such vacancies until shareholders can vote on such positions at the appropriate annual meeting of shareholders.

     In addition, the New Bylaws added certain requirements for shareholders to give advance notice to the Company if they wish to propose action to be taken by shareholders at a meeting or if they wish to nominate directors for election (the "Notice Provisions"). Typically, such shareholder proposals involve important issues. Accordingly, the Board believes that the Notice Provisions are necessary so that it can adequately inform all shareholders of the proposed action or nomination, together with the Board's recommendation or position with respect to the proposal or nomination. Shareholders are then better able to determine whether they wish to attend the shareholder meeting or grant a proxy to the Board, and whether they support the proposal or nomination. The Notice Provisions also afford the Board a meaningful opportunity to consider the qualifications of proposed director nominees and to inform shareholders about them. Therefore, the Notice Provisions are intended to increase the likelihood that the Company and all of its shareholders are given an opportunity to carefully consider and respond to important shareholder proposals.

         The New Bylaws also incorporate many provisions which are standard corporate governance provisions and which are ministerial in nature. For example, the New Bylaws authorize the Company to appoint an inspector of elections or an inspector of written consents to provide an independent ministerial review of the validity and tabulation of shareholder votes, consents and revocations. The New Bylaws also provide more flexibility in connection with certain management issues, such as providing that the annual meeting may be scheduled by the Board rather than the requiring the meeting to take place during the first two months of the second fiscal quarter. The New Bylaws expand on such mundane issues as the requirements for transfer of stock. The New Bylaws also are updated to conform with current Florida law, by deleting references to Treasury stock, which no longer exists by law, for example.

     Accordingly, while certain additions of the New Bylaws are intended to protect shareholders from unfair or coercive takeover tactics, other provisions are simply intended to improve and modernize the corporate governance provisions of the Company. The Bylaws Repeal Proposal of the Bisco Solicitation, however, proposes to throw out the ENTIRE New Bylaws without distinction. The Board believes that the New Bylaws are in the best interest of the Company and its shareholders. However, the Board believes that any shareholder objections to the New Bylaws should be addressed specifically, with respect to the individual bylaw, rather than Bisco's overly broad approach of throwing out an entire corporate governance document.

     You will soon be receiving separately from the Company proxy materials for the 1997 Annual Meeting of Shareholders which contain a proposal to classify the Board of Directors, permit removal of directors only for cause, and provide that vacancies occurring in the Board of Directors may only be filled by the affirmative vote of 80% of the directors then in office (the "Proposed Articles Amendment"). Shareholders must approve any amendments to the Articles under the Florida Business Corporation Act. The Board is seeking shareholder approval of the Proposed Articles Amendment because under the Florida Business Corporation Act limitations on the Board's or the shareholders' ability to fill vacancies in the Board and on the shareholders' ability to remove directors without cause must be included in the articles of incorporation, rather than the bylaws. Under the Florida Business Corporation Act, classification of the Board may be accomplished by a bylaw approved by the shareholders or by an amendment to the articles of incorporation. Since these provisions are related, the Board decided to recommend an amendment to the Articles rather than seeking shareholder ratification of the Classified Board Provision of the New Bylaws.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY OPPOSES THE BYLAWS REPEAL PROPOSAL. THE BOARD URGES YOU NOT TO GIVE YOUR CONSENT TO THE BYLAWS REPEAL PROPOSAL, OR IF YOU HAVE ALREADY DONE SO, URGES YOU TO REVOKE ANY CONSENT GIVEN TO BISCO BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE REVOCATION OF CONSENT CARD.


                  BISCO PROPOSAL 2: THE CONTROL SHARE PROPOSAL

     According to the Bisco Solicitation, the Control Share Proposal proposes to amend the Bylaws of the Company by adding the following provision:

          "CONTROL SHARE ACT. The provisions of Section 607.0902 of the Florida Business Corporation Act shall not apply to control share acquisitions of shares of this corporation."

     Adoption of the Control Share Proposal will make the provisions of the Control Share Act inapplicable to control share acquisitions of the Shares. To be adopted, the Control Share Proposal requires the approval of the holders on the Record Date of a majority of the outstanding Shares. See "The Consent Procedure".

     THE BOARD RECOMMENDS THAT YOU REVOKE ANY CONSENT TO THE CONTROL SHARE PROPOSAL BY SIGNING, DATING AND RETURNING THE ACCOMPANYING WHITE REVOCATION OF CONSENT CARD TODAY.


RECOMMENDATION OF THE BOARD

     The Board recommends against this proposal to opt out of the Control Share Act for a number of reasons. The Board believes that the Company benefits from the protection provided by this Florida law. THE CONTROL SHARE ACT WAS ENACTED TO PROTECT FLORIDA CORPORATIONS AND THEIR SHAREHOLDERS FROM A PERSON SEEKING TO ACQUIRE A SUBSTANTIAL BLOCK OF SHARES OF A PUBLIC COMPANY AND TO LIMIT SUCH PERSON'S ABILITY TO CONTROL THE CORPORATION. It accomplishes this purpose by limiting the ability of persons who acquire certain percentages of a corporation's shares from voting those shares unless the corporation's articles of incorporation or bylaws opt out of the Control Share Act, the acquisition is approved by the corporation's board or in certain other circumstances or the shareholders confer voting rights on such person. In Bisco's case, unless the Control Share Proposal is approved by the shareholders, the Board approves the Bisco Offer or the shareholders otherwise confer voting rights on Bisco, the Control Shares Act would prevent Bisco and others in its group from being able to vote any Shares acquired in the Offer or pursuant to its plan to make the control share acquisition to the extent that it acquires Shares in excess of one-fifth of the outstanding Shares. See "Background on the Control Share Act."

     Without the Control Share Act, a person could acquire a controlling block of a corporation's stock through periodic purchases at current market prices without paying a premium to shareholders for such control. The Control Share Act encourages a person interested in acquiring control of a public corporation to negotiate with the Board of Directors. The Company's Board believes that its ability to negotiate with a potential acquiror is significantly greater than that of the shareholders, individually. While a bidder may make an offer that is higher than the current market price, without negotiations with the Board of Directors, the premium may not compensate for the long-term prospects and other factors affecting the corporation's value. The Board is also in a better position to discuss and evaluate other aspects of the offer with the acquiror, such as the acquiror's experience, future strategies for the Company, financial resources, and other matters that can affect the value of the offer.

     The Board also objects to Bisco's use of a consent solicitation to amend the Bylaws to obtain voting rights for the Shares it seeks to acquire through its tender offer. Although bidders commonly seek a bylaw amendment to opt out of statutes such as the Control Shares Act, the Control Share Act itself provides that voting rights may be granted by a shareholder resolution. If voting rights are accorded by shareholder resolution, rather than a bylaw amendment, and if Bisco then acquired a majority or more of the Shares, you, the shareholder, would have the right to assert dissenters' rights and obtain the "fair value" of your Shares. See "Rights of Dissenting Shareholders".

         By seeking to amend the Bylaws rather than using the process specified in the Control Share Act, Bisco avoids having to give you, the shareholders, your dissenters' rights. Asserting dissenters' rights would enable you to obtain the "fair value" of your Shares which, under the Control Share Act, may not be less than the highest price paid per share by Bisco upon consummation of its tender offer. Furthermore, the Control Share Act provides that in approving a shareholder resolution to accord voting rights to control shares, "interested shares" are excluded from the votes entitled to be cast. As defined under the Control Share Act, interested shares are those held by (1) Bisco and others in its group, such as Glen F. Ceiley, and the Bisco Industries Profit Sharing and Savings Plan (the "Bisco Plan"), (2) the Company's officers, and (3) directors who are also employees of the Company. By proposing an amendment to the Bylaws rather than a shareholder resolution to grant voting rights to Shares acquired by Bisco in its tender offer, Bisco retains the ability to vote on the Control Share Proposal and eliminates the protection provided by Florida law of excluding interested shares from the vote.

     IN SUMMARY, BISCO'S PROCESS OF SEEKING A BYLAW AMENDMENT PRIOR TO CONSUMMATING THE BISCO TENDER OFFER MAY DEPRIVE THE SHAREHOLDERS OF VALUABLE PROTECTIONS ACCORDED BY THE CONTROL SHARE ACT: (1) THE ABILITY TO ASSERT DISSENTERS' RIGHTS IN CERTAIN CIRCUMSTANCES; AND (2) THE EXCLUSION OF INTERESTED SHARES FROM VOTING ON THE MATTER.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY OPPOSES THE CONTROL SHARE PROPOSAL. THE BOARD URGES YOU NOT TO GIVE YOUR CONSENT TO THE CONTROL SHARE PROPOSAL, OR IF YOU HAVE ALREADY DONE SO, URGES YOU TO REVOKE ANY CONSENT GIVEN TO BISCO BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE REVOCATION OF CONSENT CARD.


BACKGROUND ON THE CONTROL SHARE ACT

     Pursuant to the Control Share Act, an "acquiring person" who makes a "control share acquisition" of shares of an "issuing public corporation" may not exercise voting rights for any "control shares" unless (1) the corporation's articles of incorporation or bylaws provide that the Control Share Act does not apply to control share acquisitions of the corporation's shares, (2) the acquisition is consummated in certain circumstances including an acquisition of shares approved by the issuing public corporation's board of directors, or (3) such voting rights are conferred by the affirmative vote of a majority of the issuing public corporation's disinterested shareholders at a meeting or by written consent of such shareholders. Unless otherwise provided in the corporation's articles of incorporation or bylaws before the control share acquisition has occurred, in the event that the control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all voting power, shareholders who do not vote in favor of authorizing voting rights for the control shares are entitled to exercise dissenters' rights and demand payment for the "fair value" of their shares. See "Rights of Dissenting Shareholders."

         For purposes of the Control Share Act, a "control share acquisition" is the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. "Control shares" are shares that, except for the Control Share Act, would have voting power with respect to shares of an issuing public corporation that, when added to all other shares of the issuing public corporation owned by a person or in respect to which that person may exercise or direct the exercise of voting power, would entitle that person, immediately after acquisition of the shares, directly or indirectly, alone or as part of a group, to exercise or direct the exercise of the voting power of the issuing public corporation in the election of directors within any of the following ranges of voting power: (i) one-fifth or more but less than one-third of all voting power; (ii) one-third or more but less than a majority of all voting power; and (iii) a majority or more of all voting power.

     All shares,  the  beneficial  ownership of which is acquired  within ninety
(90) days before or after the date of acquisition of beneficial ownership of shares which result in a control share acquisition, and all shares the beneficial ownership of which is acquired pursuant to a plan to make a control share acquisition, are deemed to have been acquired in the same acquisition.

     An "issuing public corporation" means a corporation that has (i) 100 or more shareholders, (ii) its principal place of business, principal office or substantial assets in Florida, and (iii) either (a) more than 10% of its shareholders resident in Florida, (b) more than 10% of its shares owned by residents of Florida, or (c) 1,000 shareholders resident in Florida. The Company qualifies as an "issuing public corporation."

     The above provisions do not apply to a control share acquisition of shares of an issuing public corporation whose articles of incorporation or bylaws in effect before such control share acquisition provide that the Control Share Act does not apply to control share acquisitions of its shares. The Company's Articles and Bylaws currently do not exclude the Company from the protections provided by the Control Share Act. If the Control Share Proposal is adopted, the Control Share Act will no longer apply to control share acquisitions of the Shares, whether by Bisco or otherwise.


                BISCO PROPOSAL 3: THE RIGHTS REVOCATION PROPOSAL

     The Bisco Solicitation also seeks shareholder consent to the Rights Revocation Proposal to amend the Bylaws to require the Company to redeem the Rights Agreement, which is called a "poison pill" in the Bisco Solicitation, and require prior shareholder approval for adoption of any "poison pill" or similar anti-takeover measures in the future. The full text of the Bisco's proposed amendment to the Bylaws for the Rights Revocation Proposal is set forth in Appendix A.

     To be adopted, the Rights Revocation Proposal requires the approval of the holders on the Record Date of a majority of the outstanding Shares. See "The Consent Procedure".

     THE BOARD RECOMMENDS THAT YOU REVOKE ANY CONSENT TO THE RIGHTS REVOCATION PROPOSAL BY SIGNING, DATING AND RETURNING THE ACCOMPANYING WHITE REVOCATION OF CONSENT CARD TODAY.


RECOMMENDATION OF THE BOARD

     REASONS FOR ADOPTING THE RIGHTS AGREEMENT: The Board adopted the Rights Agreement to protect the shareholders of the Company from abusive practices which unfairly pressure and coerce shareholders to sell their shares at less than full value. Such tactics include partial or "two-tier" offers for less than all the outstanding Shares where all shareholders may not receive the same price for their Shares and the acquisition of a controlling interest in a corporation through open market purchases without payment of a premium to all shareholders.

         The Rights Agreement was not intended to, and will not, deter all takeover bids for the

Company. It does not prevent an offer to all shareholders of the Company. The shareholders continue to possess the right to vote on extraordinary transactions, such as mergers, major reorganizations and liquidations, to decide whether to tender their shares if a tender offer is made and to decide how to vote a proxy.

     The Rights Agreement is designed to encourage any potential acquiror to negotiate with the Board, create time for the Company to explore other alternatives and thereby preserve, in the event of a takeover, values for shareholders to the extent that the Shares are selling in the stock market at prices less than the Company's long-term value. Under Florida law, directors have a duty to act with due care in good faith and in what they believe to the best interest of the Company and its shareholders. As part of its duty, the Board is obliged to consider all acquisition offers on their merits. In contrast, an acquiror who acquires less than majority ownership typically has no such duty of fairness, care or loyalty to the Company's shareholders and, most significantly, no responsibility to any constituency, except itself, for failure to pay a fair price or otherwise act fairly in dealing with all shareholders. The Board, with its fiduciary duties imposed by law, is in the most effective position to negotiate with any potential acquiror and to take other action in the best interests of the Company and its shareholders.

     BOARDS OF HUNDREDS OF U.S. CORPORATIONS HAVE ADOPTED RIGHTS PLANS SIMILAR TO THAT ADOPTED BY THE COMPANY. A NUMBER OF STUDIES, INCLUDING STUDIES BY THE GEORGESON & COMPANY INC., A PROXY SOLICITATION AND INVESTOR RELATIONS FIRM, AND J.P. MORGAN, AN INVESTMENT BANKING FIRM, HAVE SHOWN THAT CORPORATIONS WITH A SHAREHOLDER RIGHTS PLAN RECEIVE A HIGHER TAKEOVER PREMIUM THAN COMPANIES WHICH DO NOT HAVE A RIGHTS PLAN.

     REASONS TO NOT REDEEM THE RIGHTS: The reasons discussed above explain why the Board adopted the Rights Agreement. After its adoption, the Board has the discretion to redeem the Rights within certain time limitations set forth in the Rights Agreement. The Board has not redeemed the Rights Agreement because it believes the Offer is not in the best interests of the Company and its shareholders. Approval of the Rights Revocation Proposal will facilitate Bisco's acquisition of the Shares, which the Board believes is adverse to the best interests of the Company and its shareholders. Accordingly, the Board recommends that the shareholders vote AGAINST the Rights Revocation Proposal. The Board further notes that there can be no assurance that Bisco will consummate its Offer even if the Rights Revocation Proposal is approved. In that case, the Company would be left without the protection of the Rights Agreement if it is faced with another unsolicited tender offer in the future.

     ADDITIONAL REASONS NOT TO APPROVE THE RIGHTS REVOCATION PROPOSAL: The Board also recommends AGAINST the Rights Revocation Proposal because it would prevent the Board from adopting "any 'poison pill', rights agreement . . . or any other plan, agreement, bylaw or provision that is designed to or has the effect of making acquisition of large holdings of the corporation's common stock more difficult or expensive."

         This proposed bylaw is too vague, and its proposal further evidences Bisco's lack of expertise in managing public companies. The proposed bylaw could be interpreted to prevent the Company from entering into certain agreements in the ordinary course of business that often include provisions that could have the effect of making "acquisitions of large blocks of Shares more expensive or difficult." For instance, the Company's mortgage documents with its primary lender contain a provision requiring the lender's approval of acquisitions of over 25% of the outstanding Shares. Obtaining the lender's consent, or more importantly, having the entire balance of the loan become due and payable if the lender refuses to consent, could certainly make the acquisition more difficult and expensive. Similarly, the Company has entered into a lease for one of its highest revenue restaurants that requires the lessor's consent to any change in the owner of a controlling interest of the Company. Such a provision would also violate the bylaw proposed by the Rights Revocation Proposal. If the Company is unable to enter into such commonly required provisions, it may not be able to obtain the financing or leases it needs to operate or may not be able to enter into such financing or leases on as favorable terms.

     Moreover, the bylaw proposed by the Rights Revocation Proposal would prevent the Company from instituting any shareholder rights plan similar to the Rights Agreement. As explained in the section on "REASONS FOR ADOPTING THE RIGHTS AGREEMENT", a rights plan encourages an acquiror to negotiate with the Board. Obtaining shareholder approval involves the calling a special meeting, preparing and circulating a proxy statement and holding the special meeting-- all of which takes time. If the Board is required to obtain shareholder approval before instituting a rights plan, it may not be able to obtain shareholder approval before the harm the rights plan was designed to prevent is done. For example, without a rights plan, an acquiror may initiate an cash offer for a percentage of the outstanding Shares with the intent to acquire the remainder of the outstanding Shares for preferred stock or other consideration. A shareholder faced with this scenario may feel coerced to tender his Shares in the first tender offer because he would rather have cash than the preferred stock or other consideration, regardless of the alleged value of the alternative form of consideration. Thus, the initial tender offer would be rapidly oversubscribed and the acquiror could acquire control of the Company without the Board being able to evaluate the offer, negotiate a higher price from the acquiror, explore alternative transactions on more favorable terms to all shareholders or to take other action it considered appropriate under the circumstances.

     IN SUMMARY, THE BYLAW PROPOSED BY THE RIGHTS REVOCATION PROPOSAL COULD HAMSTRING THE COMPANY'S ABILITY TO OPERATE IN THE ORDINARY COURSE OF BUSINESS BY NOT PERMITTING THE COMPANY TO ENTER INTO CERTAIN AGREEMENTS AND IT COULD PREVENT THE BOARD FROM TAKING TIMELY DEFENSIVE MEASURES IN THE FUTURE TO SLOW OR PREVENT AN UNSOLICITED OFFER THAT IS NOT IN THE BEST INTERESTS OF ALL SHAREHOLDERS AND THE COMPANY.

         YOUR BOARD OF DIRECTORS UNANIMOUSLY OPPOSES THE RIGHTS REVOCATION PROPOSAL. THE BOARD URGES YOU NOT TO GIVE YOUR CONSENT TO THE RIGHTS REVOCATION PROPOSAL, OR IF YOU HAVE ALREADY DONE SO, URGES YOU TO REVOKE ANY CONSENT GIVEN TO BISCO BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE REVOCATION OF CONSENT CARD.

HOW THE RIGHTS AGREEMENT WORKS

     The Rights Agreement encourages an acquiror to negotiate with the Board by creating substantial dilution for the acquiror unless the Board approves the acquisition, redeems the Rights or takes other actions set forth in the Rights Agreement. The Rights Agreement does this by giving each holder of Shares (other than the acquiror as explained below) a Right to purchase Shares from the Company on favorable terms under certain conditions summarized below.

     Initially, the Rights are attached to all Shares outstanding as of March 19, 1997 and will be attached to all Shares issued thereafter, and no separate Rights certificates will be distributed. The Rights will separate from the Shares and a "Distribution Date" will occur upon the earlier of the close of business on (i) the tenth day following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding Shares or voting securities representing 15% or more of the voting power of the Company, (ii) the tenth day or such later date as determined by the Board of Directors after the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding Shares or such voting power of the Company then outstanding, or (iii) the tenth day following the determination by a majority of the members of the Board who are not officers of the Company that, with respect to any person who, alone or with affiliates or associates, has become the beneficial owner of 10% or more of the outstanding Shares or voting power of the Company then outstanding, (a) such beneficial ownership is intended to cause the Company to provide such person with short-term financial gain by repurchasing his Shares or voting power under circumstances where such directors determine that such repurchase would not be in the best long-term interests of the Company and its shareholders or (b) such beneficial ownership is causing or reasonably likely to cause a material adverse impact on the business or certain business prospects or relationships of the Company. (Any person whose beneficial ownership satisfies the conditions of (a) or (b) of clause (iii) above is referred to herein and in the Rights Agreement as an "Adverse Person").

     In light of the Bisco Offer, the Board of Directors of the Company elected to postpone the Distribution Date which would have otherwise been triggered under clause (ii) in the foregoing paragraph until earlier to occur of the following: (a) the date of Bisco's public announcement that it has closed on the Bisco offer or otherwise acquired sufficient Shares to meet the definition of Acquiring Person, or (b) the date of Bisco's public announcement that, in response to the Bisco Solicitation, it has received consents representing a majority of the outstanding Shares.

     The Rights become  exercisable after a "Flip-In Event" which is either when
(i) a person becomes the beneficial owner of 15% or more of the then outstanding Shares except through certain business combinations described below or an offer for all outstanding Shares which the independent and disinterested directors of the Company determine to be at a fair price and otherwise in the best interests of the Company and its shareholders or (2) any person is determined to be an Adverse Person. Please note that the Rights will not become exercisable and a Flip-In Event will not occur until Bisco consummates the tender offer for less than all the outstanding Shares or until Bisco and its affiliates acquire 10% of the outstanding Shares and the Board determines that Bisco is an Adverse Person.

         After a Flip-in Event, each holder of a Right (with the exception of an Adverse or Acquiring Person) will have the right to buy Shares at half of the lowest trading price during the last twelve months for $5.00. However, Rights are not exercisable following the occurrence of a Flip-in Event until the Rights are no longer redeemable by the Company as set forth below.

         For example, if a shareholder (other than an Acquiring or Adverse Person) owns 100 Shares, he or she has the Right to buy one share of preferred stock (since each Right is to purchase 1/100th of a share of preferred stock). After the Rights become exercisable following a Flip-In Event, the shareholder has the right to buy for $5.00 Shares at half of the lowest trading price during the last twelve months. The Company's lowest trading price in the last twelve months was $.4675. Therefore, by paying $5.00 and exercising the Right, the shareholder will acquire 21 Shares for $.23375 per Share. If the current market price is $.80 per Share, the shareholder would have acquired Shares with a market value of $16.80 for only $5.00. This example is for illustrative purposes only and should not be treated as an estimate of amounts a shareholder would actually receive upon exercise of the Rights or of future prices of the Shares. Such amounts will depend on the occurrence of certain events set forth in the Rights Agreement, the market prices of the Shares at the time of any exercise and other factors which cannot be predicted.

     If certain business combinations involving the Company occur, each holder of a Right may have the right to buy for $5.00 shares of common stock of the acquiring company at half of the acquiring company's lowest trading price during the last twelve months.

     Rights that are or were beneficially owned by an Acquiring Person or an Adverse Person may (under certain circumstances specified in the Rights Agreement) become null and void.

     At any time after the occurrence of a Flip-in Event, the Board may, at its option, exchange the Rights (other than Rights owned by an Acquiring Person or an Adverse Person) in whole or in part, at an exchange ratio of one Share or equivalent equity security, per Right.

     The Board may redeem all of the Rights at a price of $0.001 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction, only until the earliest of (i) the close of business on the 10th day following the date on which a person is declared to be an Adverse Person, (ii) the close of business on the 10th calendar day after public announcement that a person or group has become a 15% beneficial owner of the Shares or (iii) March 17, 2007. Immediately upon the Board's redemption of the Rights, the right to exercise the Rights will terminate and the holders of Rights will only have the right to receive the redemption price.

     THE FOREGOING SUMMARY OF TERMS AND CONDITIONS OF THE RIGHTS AGREEMENT IS NOT COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE RIGHTS AGREEMENT BETWEEN THE COMPANY AND CHASEMELLON SHAREHOLDER SERVICES, INC. WHICH IS ATTACHED AS EXHIBIT 1 TO THE COMPANY'S REGISTRATION STATEMENT ON FORM 8-A DATED MARCH 19, 1997 AND IS HEREBY INCORPORATED BY REFERENCE. UPON REQUEST, THE COMPANY WILL PROVIDE SHAREHOLDERS WITH COPIES OF THE RIGHTS AGREEMENT. A MORE DETAILED SUMMARY OF THE RIGHTS AGREEMENT WAS MAILED TO EACH SHAREHOLDER WITH THE COMPANY'S SCHEDULE 14D-9 RECOMMENDING REJECTION OF THE BISCO OFFER.


                BISCO PROPOSAL 4: THE BYLAW RESTRICTION PROPOSAL

     According to the Bisco Solicitation, the Bylaw Restriction Proposal proposes to amend the Bylaws of the Company by adding the following provision:

          "AMENDMENT OF BYLAWS. The bylaws of this corporation may only be amended or repealed by the shareholders and shall not be subject to amendment or repeal by the Board of Directors."

     To be adopted, the Bylaw Restriction Proposal requires the approval of the holders on the Record Date of a majority of the outstanding Shares. See "The Consent Procedure".

     THE BOARD RECOMMENDS THAT YOU REVOKE ANY CONSENT TO THE BYLAW RESTRICTION PROPOSAL BY SIGNING, DATING AND RETURNING THE ACCOMPANYING WHITE REVOCATION OF CONSENT CARD TODAY.


RECOMMENDATION OF THE BOARD

          THE BOARD BELIEVES THAT IT IS IMPRACTICAL, UNNECESSARY AND ILL-ADVISED TO PROHIBIT THE BOARD FROM AMENDING THE BYLAWS.

     The Bisco Solicitation proposes that the Bylaws of the Company be amended to permit only the shareholders of the Company to amend the Bylaws. Currently, both the shareholders of the Company and the Board may amend the Bylaws. The Board believes that the Bylaw Restriction Proposal is HIGHLY UNUSUAL AND ILL-ADVISED. Under the principles of modern corporate governance, the bylaws are generally considered the "working" document, containing specific provisions regarding the management of the affairs of the corporation. For example, a corporation's bylaws usually contain provisions enumerating the titles and duties of the corporation's officers, rules for stock transfers, procedures for meetings of the Board and its committees and similar procedural regulations. Although Florida law permits shareholders to provide that directors may not amend or repeal bylaws, typically bylaws are intended to be separate from and more flexible than the articles of incorporation. Thus, since only shareholders can amend the articles of incorporation, certain formalities or details of management that require constant change and flexibility usually appear in the bylaws so that the directors can modify these provisions from time to time to conform with current corporate practice and applicable law.

     For a publicly traded company, the Bylaw Restriction Proposal is absurd, since it may prevent the Board from being able to timely update its bylaws for changes in the Company's business, the restaurant industry or Florida corporate law. In addition, the Bylaw Restriction Proposal will cost your Company more money. Obtaining shareholder approval is more expensive than obtaining Board approval as shareholder approval of every bylaw amendment may entail higher attorney's fees to prepare the proxy statement on any proposed bylaw amendment, greater printing and mailing costs for a longer proxy statement and additional management time communicating with shareholders on the proposed bylaw amendment.

     Moreover, there are better means of reserving matters for shareholder control. For example, as described above, if shareholders do not wish the Board to be able to amend certain provisions, those provisions are simply placed in the Articles. Even your Board has suggested this approach, as evidenced by the Proposed Articles Amendment! Also, if specific Bylaw provisions should only be amended by shareholder vote, the specific Bylaw can state that it may only be amended by shareholder vote. There is simply no rational reason to lock the directors out of the Bylaws completely. The impracticability of the Bylaw Restriction Proposal is just further evidence of how ill-equipped Bisco is to participate in the management of a publicly-traded company.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY OPPOSES THE BYLAW RESTRICTION PROPOSAL. THE BOARD URGES YOU NOT TO GIVE YOUR CONSENT TO THE BYLAW RESTRICTION PROPOSAL, OR IF YOU HAVE ALREADY DONE SO, URGES YOU TO REVOKE ANY CONSENT GIVEN TO BISCO BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE REVOCATION OF CONSENT CARD.

                 POTENTIAL ANTI-TAKEOVER EFFECT OF BOARD ACTION

     In connection with its review and evaluation of the Offer, the Board determined not to opt out of the Control Share Act, adopted the New Bylaws previously under consideration and accelerated the dividend date for the Rights Agreement. While giving added protection to the Company's shareholders, these actions, individually and collectively, may have certain "anti-takeover" effects. Bisco has conditioned the Offer on its being satisfied that the Control Share Act will not apply to the Offer or will not deny voting rights to the Shares acquired by Bisco in the Offer. If the Board does not opt out of the Control Share Act and the shareholders do not approve the Control Share Proposal, Bisco may not consummate its tender offer. The Company's decision not to opt out of the Control Share Act may also deter mergers, tender offers and other takeover attempts in the future.

     The adoption of the Rights Agreement may also inhibit the efforts of Bisco and other shareholders from acquiring a controlling percentage of the Shares and displacing management. As discussed in the section entitled "THE RIGHTS REVOCATION PROPOSAL", if a Flip-In Event or other circumstances occur, the Rights become exercisable and may create substantial dilution for the acquiror unless the Board approves the acquisition, redeems the Rights or takes other actions set forth in the Rights Agreement. Unless Bisco can convince the Board to redeem the Rights or the shareholders to consent to the Rights Revocation Proposal, it may elect to not consummate its Offer because of the potential for dilution created by the Rights Agreement. Thus, the Board's adoption of the Rights Agreement and decision not to redeem the Rights combined with the shareholders' disapproval of the Rights Revocation Proposal may prevent Bisco from consummating the Offer. The Rights Agreement may also deter other acquirors from initiating a tender offer or other acquisition of the Shares, even if certain shareholders may be in favor of such a tender offer or other proposed transaction. Also, as described above, the Board's determination of who is an "Adverse Person" under the Rights Agreement may, under certain circumstances and subject to its fiduciary duties, enable the Board to favor one potential acquiror over another.

     Likewise, certain provisions of the New Bylaws may render it more difficult for a significant shareholder to assume control of the Company and to remove management. For instance, the Classified Board and Vacancy Provisions would operate to delay a purchaser's ability to obtain control of the Board of Directors, since it will generally take a purchaser two annual meetings of shareholders to elect a majority of the Board. As a result, these provisions may deter certain mergers, tender offers or other takeover attempts which some or a majority of the Company's shareholders may deem to be in their best interests. In addition, these provisions would similarly delay shareholders who do not approve of policies of the Board from replacing a majority of the directors, unless they can obtain the requisite shareholder vote to remove directors and then convince 80% of the remaining directors to elect more acceptable replacements. The Notice Provisions require a shareholder to satisfy certain procedural requirements in nominating directors or proposing a matter for shareholder vote. If the shareholder fails to satisfy the procedural requirements of the Notice Provisions, such as failing to give the Board notice of the nomination or proposal sixty days before the anniversary date of last year's annual meeting, the Notice Provisions would prevent the shareholder from being able to make the nomination or proposal, even if the other shareholders may be in favor of such nomination or proposal.

         Whereas the Board's adoption of the Rights Agreement and the decision not to opt out of the

Control Shares Act may deter attempts to assume control of the Company, the Board retains the ability to remove these impediments if it determines that a tender offer or similar transaction is in the best interests of the Company and its shareholders. Similarly, while the classified board and Vacancy Provision may delay the assumption of control, they do not prevent it. Moreover, the procedures imposed by the Notice Provisions limit how shareholder nominations and proposals are made but do not prevent them. The Board believes that the advantages of its adoption of the Rights Agreement and New Bylaws and its determination not to opt out of the Control Shares Act outweigh any disadvantage of discouraging a potential acquiror from attempting to obtain control of the Company.

                              THE CONSENT PROCEDURE

     Section 607.0704 of the Florida Business Corporation Act states that, unless otherwise provided in the Company's Articles, action required or permitted by the Florida Business Corporation Act to be taken at an annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote if the action is taken by the holders of outstanding stock of each voting group entitled to vote thereon, having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote thereon were present and voted. In order to be effective, the action must be evidenced by one or more written consents describing the action taken, dated and signed by approving shareholders having the requisite number of votes of each voting group entitled to vote thereon, and delivered to the corporation's principal office in Florida, its principal place of business, the corporate secretary, or another officer or agent of the corporation having custody of the book in which proceedings of meetings of shareholders are recorded.

     The Company's Articles and Bylaws do not prohibit the use of written consents by the holders of the Shares.

     Section 607.0707 of the Florida Business Corporation Act provides that, if not otherwise provided by or pursuant to the bylaws, the record date for determining shareholders entitled to take action without a meeting is the date the first signed written consent is delivered as described above. Article I,
Section 1.2(b), of the New Bylaws provides that the Board may fix in advance a date as the record date for any determination of shareholders, and that "if no record date is fixed for the determination of shareholders entitled to deliver written consent to a corporate action without a meeting, when no prior action by the Board is necessary, the record date shall be the day on which the first signed written consent is delivered to the Corporation."

     The Board did not fix a record date. Therefore, the Record Date is April 30, 1997, which is the date on which the first consent was delivered to the Company. As of the Record Date, there were 11,030,000 Shares outstanding, each entitled to one vote per Share, with no Shares having cumulative voting rights.

     Under Section 607.0704 of the Florida Business Corporation Act, consents must be delivered within sixty (60) days of April 30, 1997.

     Each of the proposals in the Bisco Solicitation will be adopted and become effective when properly completed, unrevoked consents are signed by the holders of record on the Record Date of a majority of the outstanding Shares and those consents are presented to the Company.

     Under Florida law, abstentions and broker non-votes from the consent solicitation will be counted as a vote against each of the proposals in the Bisco Solicitation. A broker non-vote generally occurs when a broker who holds shares in street name for the beneficial owner does not have authority to vote on certain non-routine matters under the rules of the market on which the shares are traded because the beneficial owner of the shares held in street name has not provided voting instructions on the matter. Under applicable rules of the National Association of Securities Dealers ("NASD"), brokers that hold shares in street name will not have the authority to execute or revoke a consent without instructions from the beneficial owners of the Shares.

     Section 2.6 of Article II of the New Bylaws provides that the Company may engage independent inspectors of elections to perform a ministerial review of the validity of any written shareholder consents or revocations of consents. No action by written consent without a meeting shall be effective until such date as the independent inspectors certify to the Company that the consents delivered to the Company in accordance with Section 607.0704 of the Florida Business Corporation Act represent at least the minimum vote that would be necessary to take corporate action. This section of the New Bylaws does not limit the Board's or shareholders' ability to contest the validity of any consent or its revocation. The Bisco Solicitation seeks to repeal this section of the New Bylaws.

     If you have already returned your consent to Bisco, you may revoke any previously signed consents by signing, dating and returning the WHITE Revocation of Consent Card. If you need assistance in revoking a previously mailed consent or instructions on how to withdraw your shares from Bisco's Offer, please call our proxy solicitor, Corporate Investor Communications, Inc., toll free at (800) 932-8498, or collect at (201) 896-1900.

                        RIGHTS OF DISSENTING SHAREHOLDERS

     Under the Control Share Act, unless the corporation's articles of incorporation and bylaws provide otherwise before the control share acquisition has occurred, if full voting rights are authorized for control shares acquired in the control share acquisition and the acquiring person has acquired control shares with a majority or more of all voting power of the corporation, all shareholders of the issuing public corporation shall have dissenters' rights to receive the "fair value" of their shares as provided in Sections 607.1301,
607.1302 and 607.1320 of the Florida Business Corporation Act (the "Appraisal Statute"). To assert dissenters' rights, among other steps, the shareholder must not have voted in favor of the proposal to grant voting rights to the control shares acquired in the control share acquisition and must have, before the taking of the vote on the approval of such proposal, delivered a written notice to the Company stating that he or she intends to demand payment for his or her shares if the proposal is effectuated. Under the Control Share Act, the "fair value" of the Shares means a value not less than the highest price per share paid by the acquiring person in its control share acquisition.

     If the shareholders approve the Control Share Proposal, shareholders will not be able to assert dissenters' rights since the Bylaws would be amended to provide otherwise before the occurrence of the control share acquisition Bisco is pursuing through its tender offer.

         None of the proposals in the Bisco Solicitation create dissenters' rights under the Florida

Business Corporation Act.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The table below presents certain information regarding beneficial ownership of the Shares (the Company's only voting security) as of May 1, 1997, by each shareholder known to the Company to own, or have the right to acquire within sixty (60) days, more than five percent (5%) of the Shares outstanding.


NAME AND ADDRESS OF         AMOUNT OF COMMON STOCK
 BENEFICIAL OWNER               BENEFICIALLY OWNED             PERCENT OF CLASS
 ----------------               ------------------             ----------------

Heartland Advisors, Inc.            900,000 (1)                   8.2%
790 North Milwaukee Street
Milwaukee, WI  53202

Glen F. Ceiley                      740,090 (2)                   6.7%
c/o Bisco Industries, Inc.
704 West Southern Avenue
Orange, CA  92865

Cerberus Partners, L.P.             700,000 (3)                   6.0%
950 Third Avenue, 20th Floor
New York, New York  10022

------------------------------

(1) Based on information contained in a Schedule 13G filed with the Commission as of February 12, 1997, Heartland Advisors, Inc. claimed sole voting and dispositive power with respect to all 900,000 Shares and shared voting and dispositive power with respect to none of the Shares.

(2) Based on information set forth in the definitive Consent Solicitation Statement filed with the Commission on April 29, 1997, Bisco owns 126,300 Shares; Glen F. Ceiley, President and a director of Bisco, owns 95,600 Shares, individually; and the Bisco Plan owns 518,190 Shares. The amount does not include 15,000 Shares owned individually by Stephen Catanzaro, an executive officer of Bisco. According to the Schedule 13D of Ceiley as amended on January 16, 1997, Ceiley has the sole power to vote and dispose of the Shares he owns individually and the power to vote and to dispose of the Shares owned by Bisco and the Bisco Plan.

(3) Represents Shares issuable upon the exercise of certain stock purchase warrants issued October 1, 1988, and March 14, 1995, pursuant to which the holders thereof have the right to purchase an aggregate of up to 700,000 Shares for $.40 per share. None of such Shares are outstanding.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The table below presents certain information regarding beneficial ownership of the Shares as of May 1, 1997, by each executive officer and director of the Company and all executive officers and directors as a group.



                                                    NUMBER OF SHARES
                                                      WHICH MAY BE
                                 NUMBER OF SHARES    ACQUIRED WITHIN     TOTAL SHARES
        NAME                          OWNED            60 DAYS (1)     BENEFICIALLY OWNED   PERCENT OF CLASS
        ----                          -----          --------------    ------------------   ----------------

Lewis E. Christman, Jr.                11,409             100,000             111,409               1.00%

Joseph M. Glickstein, Jr.              60,059           ---------              60,059                .54%

Richard M. Gray                        60,059           ---------              60,059                .54%

Robert J. Martin                       52,614(2)           53,000             105,614                .95%

Edward B. Alexander                    12,500              82,000              94,500                .85%

All officers and directors            196,641             262,250             458,891               4.06%
as a group (6 persons)


(1) Does not include options to purchase Shares not currently exercisable within sixty (60) days of April 15, 1997, including 100,000 Shares subject to an option granted to Mr. Christman, 52,000 Shares subject to options granted to Mr. Alexander, 52,000 Shares subject to options granted to Mr. Martin and 27,250 Shares subject to options granted to another executive officer of the Company.

(2)  Includes 5,800 shares owned by the spouse of Mr. Martin.


                          INTERESTS OF CERTAIN PERSONS

     The following summarizes arrangements and agreements between Company and its officers and directors that may be affected if the Control Share Proposal or Rights Revocation Proposal are duly approved by shareholder consent and the Offer is consummated.

     The Company has entered into employment agreements with Mr. Christman to serve as Chief Executive Officer of the Company through June 1998 and with Mr. Alexander to serve as Chief Financial Officer of the Company through October 1998. These agreements provide, among other matters, that the Company will pay Messrs. Christman and Alexander certain salaries and other benefits. The agreements further provide that Messrs. Christman and Alexander will be entitled to receive, in a lump sum, the salary due for the remaining term of the agreement upon the Company's termination of their employment "without cause" (as defined in such agreement).

     The Company also has entered into a one-year consulting agreement with Mr. Martin, a director of the Company, in connection with his retirement as an officer of the Company, for a retainer of $13,500 and continued medical and other insurance benefits. Under the consulting agreement, Mr. Martin also agreed not to take certain actions to compete with the Company or to interfere with its business relationships for a period of two years after termination of the consulting agreement. If the consulting agreement is terminated by the Company "without cause" (as defined in such agreement), the Company must pay the balance of any consulting fee for the remaining term of the agreement.

     These agreements were discussed in greater detail in the Company's Schedule 14D-9 previously provided to the shareholders and copies of the full text of the agreements were included as exhibits to the Company's Schedule 14D-9 filed with the Commission as of March 19, 1997.

     The Company's Amended Employee Stock Option Plan and option agreements executed thereunder provide that options granted thereunder become immediately exercisable if a person acquires beneficial ownership of 33% or more of the outstanding Shares. Similarly, the Company's Long Term Incentive Plan provides that options granted thereunder will become immediately exercisable upon, among other events, any person's becoming the beneficial owner directly or indirectly of 25% or more of the combined voting power of the Shares or the first purchase of Shares pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company). The executive officers holding affected options, the number of affected shares and the exercise price thereof were set forth in a table included in the Company's Schedule 14D-9 previously provided to the shareholders.

     Directors of the Company who are not employees receive an annual grant of nonqualified stock options under the Stock Option Plan for Non-employee Directors. The options are granted at an exercise price per share such that the aggregate fair market value on the date of grant for all shares subject to the options exceeds the aggregate option exercise price by $10,000. The options are immediately exercisable and expire five years from the date of grant. Directors who are full-time employees of the Company receive $100 for each meeting of the Board they attend. Nonemployee directors receive a fee of $500 for each Board meeting attended. No fees are paid for attendance at meetings of committees of the Board.

     Director Glickstein is a partner with Glickstein & Glickstein, P.A., a law firm which the Company retained in 1995 and plans to retain to provide legal advice from time to time in the future.

                           SOLICITATION OF REVOCATIONS

     The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures in connection with such solicitation (including the fees and expenses of the Company's attorneys, advertising, printing, mailing, travel and other costs, but excluding salaries and wages of the Company's officers and employees and the fees and expenses of
CIC) will be approximately $40,000. In addition to solicitation by mail, directors, officers and other employees of the Company may, without additional compensation, solicit revocations by mail, in person, by telephone and facsimile or by other electronic means.

     The  Company  has  retained  CIC,  at an  estimated  fee  of  $25,000  plus reasonable disbursements, postage, filing reports, courier charges, data transmissions and other expenses approved by the Company, to assist in the solicitation of revocations and of proxies in connection with the Annual Meeting of Shareholders. Approximately 12 persons will be utilized by such firm in its efforts. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company's consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of the Shares.

                              SHAREHOLDER PROPOSALS

     Proposals of shareholders to be presented at the 1998 Annual Meeting of Shareholders must be received by the Company (addressed to the attention of the Secretary) not later than January 21, 1998, to be considered for inclusion in the Company's proxy materials relating to that meeting. To be submitted at the meeting, any such proposal must be a proper subject for shareholder action under the laws of the State of Florida, and must otherwise conform to applicable regulations of the Commission. Excluding shareholder proposals to be included in the Company's proxy materials, unless the Bylaws Repeal Proposal is approved, a shareholder is required to comply with the Company's New Bylaws with respect to any proposal to be brought before an annual meeting. The New Bylaws generally require that each written proposal be delivered to or mailed and received by the Secretary of the Company at its principal executive office not less than sixty
(60) days nor more than ninety (90) days prior to the anniversary date of the prior year's annual meeting, among other conditions. The notice must include certain additional information as specified in the New Bylaws.

     We appreciate your support and encouragement.

                                    IMPORTANT

          1. If your shares are registered in your own name, please mark the REVOCATION box, sign, date and mail the enclosed WHITE Revocation of Consent Card to CIC, in the postage-paid envelope provided.

          2. If you have previously signed and returned a GOLD consent card to Bisco, you have every right to change your mind. Only your latest dated card will count. You may revoke any GOLD consent card already sent to Bisco by signing, dating and mailing the enclosed WHITE Revocation of Consent Card in the postage-paid envelope provided.

          3. If your shares are held in the name of a brokerage firm, bank, nominee or other institution, only it can sign a WHITE Revocation of Consent Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed WHITE Revocation of Consent Card in the postage-paid envelope provided by your bank, broker or other institution. To ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a WHITE Revocation of Consent Card to be executed representing your shares.

          4. In the alternative, your bank or other nominee institution may sign a WHITE Revocation of Consent Card without your specific instruction and then may forward the executed card to you to return.

          5. After signing the enclosed WHITE Revocation of Consent Card, do not sign or return the GOLD consent card. Do not even vote "Do Not Consent" on Bisco's GOLD consent card. Such action will void your WHITE Revocation of Consent Card.

          If you have any questions about giving your revocation of consent or require assistance, please call:


                     CORPORATE INVESTOR COMMUNICATIONS, INC.

                                111 COMMERCE ROAD
                        CARLSTADT, NEW JERSEY 07072-2586
                          CALL TOLL FREE (800) 932-8498

                           REVOCATION OF CONSENT CARD
                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                      FAMILY STEAK HOUSES OF FLORIDA, INC.,
           IN OPPOSITION TO THE SOLICITATION OF BISCO INDUSTRIES, INC.


     The undersigned, a holder of shares of common stock, par value $.01 per share (the "Shares"), of Family Steak Houses of Florida, Inc. (the "Company"), acting with respect to all of the Shares held by the undersigned at the close of business on the Record Date, hereby acts as follows concerning the proposal of Bisco Industries, Inc. (the "Bisco") set forth below:

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") RECOMMENDS A REVOCATION OF CONSENT TO EACH OF THE BISCO PROPOSALS.

     1. Repeal of any amendments to bylaws or any bylaws of the Company adopted without shareholder approval subsequent to November 27, 1985, and prior the effectiveness of any bylaw amendments adopted through the Bisco Solicitation.

[    ]    REVOCATION
          The undersigned hereby revokes any and all consents and proxies for consents which the undersigned may have given for Bisco's proposal to repeal any Bylaw amendments adopted since 1985.

     2. Resolution that the Bylaws of the Company be amended to add language to provide that Section 607.0902 of the Florida Business Corporation Act shall not apply to control share acquisitions of the Company.

[   ]    REVOCATION
         The undersigned hereby revokes any and all consents and proxies for consents given for Bisco's proposal to opt out of the Control Share Act.

     3. Resolution to amend the Company's Bylaws to require the Company to redeem the shareholder rights agreement recently adopted by the Board and to require prior shareholder approval for adoption of any shareholder rights plan or similar defensive measure in the future.

[   ]    REVOCATION
         The undersigned hereby revokes any and all consents and proxies for consents which the undersigned may have given for Bisco's proposal to redeem the shareholder rights agreement.

     4. Resolution to amend the Company's Bylaws to prohibit any amendment of the Bylaws by the Board of Directors.

[   ]    REVOCATION
         The undersigned hereby revokes any and all consents and proxies for consents which the undersigned may have given for Bisco's proposal to amend the Bylaws to prohibit any bylaw amendments by the Board.

                (IMPORTANT INSTRUCTIONS -- PLEASE READ CAREFULLY)

     Please indicate your opposition to each of Bisco's proposals by marking the box beside "Revocation" and signing, dating and mailing this revocation card promptly, using the enclosed, postage paid envelope. If you need additional revocation cards or assistance, call CIC toll free at (800) 932-8498.

     UNLESS OTHERWISE INDICATED ABOVE, THIS REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO EACH PROPOSAL SET FORTH HEREIN.


     THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE REVOCATION OF CONSENT STATEMENT OF THE COMPANY, DATED MAY 1, 1997, IN OPPOSITION TO THE SOLICITATION OF BISCO. UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS
REVOCATION FORM TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO EACH OF BISCO'S PROPOSALS.


                             ---------------------------------------------------
                             Date:


                             ---------------------------------------------------
                             Signature (title, if any)


                             ---------------------------------------------------
                             Signature (if held jointly)


     Please sign your name above exactly as it appears hereon and date your form. When shares are registered in the name of more than one person, the revocation card should be signed by all named holders. When signing as attorney, executor, administrator, trustee or guardian, please given full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.






                                      -35-

                                   APPENDIX A

     The full text of the Rights Revocation Proposal as stated in the Bisco Solicitation is set forth below:

     WHEREAS, the shareholders believe that the Shareholder Rights Plan unilaterally adopted by the Board of Directors is not in the best interest of the Company and, accordingly, want the Board of Directors to immediately redeem the rights issued pursuant to such plan and to restrict the Company from adopting or maintaining in the future a "poison pill", shareholder rights plan, rights agreement or any other plan, agreement, bylaw or other provision that is designed to or has the effect of making acquisition of the Company's shares more difficult or expensive unless such plan, agreement, bylaw or provision has first been approved by the holders of a majority of the outstanding common stock; now therefore, be it

     RESOLVED, that the shareholders want the Board of Directors to redeem the recently adopted "poison pill" and also want to prevent the Board of Directors from adopting new "poison pills" in the future, and in furtherance of the foregoing, hereby amend the Company's bylaws to add the following provision:

          POISON PILLS. This corporation shall not adopt or maintain a "poison pill", shareholder rights plan, rights agreement or any other plan, agreement, bylaw or other provision that is designed to or has the effect of making acquisition of large holdings of the corporation's common stock more difficult or expensive (including, without limitation the "poison pill" evidenced by the March 18, 1997 Rights Agreement (the "Rights Agreement") between the corporation and ChaseMellon Shareholder Services, Inc.) unless such plan, agreement, bylaw or other provision is first approved by the holders of a majority of the corporation's outstanding common stock. The corporation shall redeem any such rights (including without limitation rights issued under the Rights Agreement) in effect as of the date of adoption of this bylaw. This section shall be effective immediately and automatically as of the date it is approved by the shareholders.




                                      -36-